The Board of Directors
          AMREP Corporation



          We consent to the incorporation by reference in the registration statements (Nos. 33-09852, 33-19430, 33-40281,
          33-67114 and 33-67116) on Form S-8 of AMREP Corporation of our report dated October 14, 1994, with respect to the balance sheets of Fulfillment Corporation of America as of December 31, 1993 and 1992, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two year period ended December 31, 1993, which report appears in the Form 8-K/A of AMREP Corporation dated March 27, 1995.

          Our report refers to a change in the method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 109, Accounting for Income Taxes. Our report also contains an explanatory paragraph that states the Company has certain environmental conditions existing at Company facilities, some of which may require remediation. The ultimate cost of the remediation could not be determined, accordingly, no provision for liability was recorded in the financial statements.




                                        KPMG Peat Marwick LLP



          Columbus, Ohio
          March 27, 1995